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           [METROPOLITAN MORTGAGE & SECURITIES CO., INC. LETTERHEAD]



METROPOLITAN SEEKING HIGH PROFIT FINANCIAL MARKETS


SPOKANE, Wash., November 17, 2000 / At an employee meeting today, C. Paul Sandifur, Jr., President and CEO of Metropolitan Mortgage & Securities Company, Inc., discussed the company's efforts to further develop high profit financial markets.

"Our corporate success over the past 47 years is based largely on innovation and our ability to adjust rapidly to any changing marketplace", stated Sandifur. "Our investors have come to expect and to rely on Metropolitan's ability to continuously seek highly profitable market niches."

Sandifur pointed to new business strategies being discussed by senior management. He specifically mentioned the successful development of more precise mechanisms for gauging and documenting profitability within existing business units. The result has been better internal cost controls and the reallocation of resources to more profitable areas, such as commercial lending, property development and to existing insurance operations. Metropolitan has several years of experience in these endeavors. In addition, the company has been pursuing equity investment opportunities nationwide.

Sandifur continued, "Nationally the residential mortgage banking industry has been stagnating which has resulted in a reduction in profitability. Now is a good time to look beyond the traditional residential mortgage industry and investigate other strategic opportunities", stated Sandifur. "Metropolitan has retained a New York investment banking firm and we are looking at strategic alternatives for our mortgage banking business. At present no definite direction has been decided upon, but the strategic opportunities we are reviewing include the possibility of a joint venture, a sale of our residential mortgage operations or exiting the residential mortgage banking market."

Metropolitan Mortgage & Securities Co., Inc., headquartered in Spokane, Washington, is the parent company of 9 active subsidiary corporations with more than $1.1 billion in assets and annual revenues in excess of $150 million. Founded in 1953 by C. Paul Sandifur, Sr., Metropolitan Mortgage is a family-owned business that provides a wide range of financial services and investment products nationwide.

For more information, please contact Erik Skaggs at (509) 990-5675.

Source: Metropolitan Mortgage & Securities Co., Inc.


This press release contains forward-looking statements as contemplated by the safe harbor provisions under securities laws. Actual results may differ materially from these forward-looking statements as a result of various factors and risks. These forward-looking statements are based on information available to the company at the time of this release and the company assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance. Certain risks and uncertainties associated with the business are detailed in the company's most recent Forms 10-K and 10-Q which are on file with the SEC and available through www.sec.gov.

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